                                                                    EXHIBIT 12.1


             Statement Regarding Computation of Consolidated Ratios
              Of Earnings to Fixed Charges and Earnings to Combined
                   Fixed Charges and Preferred Stock Dividends

                                                                   YEARS ENDED JUNE 30,
                                                    ---------------------------------------------------     THREE MONTHS ENDED
                      ACTUAL                          1998      1999       2000      2001       2002         SEPTEMBER 30, 2002
                                                    --------  --------   --------  --------   --------      -------------------
Earnings
  Income before extraordinary items and income
    taxes                                           $  3,845  $  8,385   $ 16,404  $ 28,588   $ 48,785         $  23,318
  Share of distributed income of 50% owned
    joint ventures net of equity in net income            75    (1,339)    (1,467)     (703)    (1,827)             (205)
  Interest costs                                       3,721     3,346      2,459       467        662             2,289
  Interest portion of rental expense                     265       345        429       551        993               646
  Amortization of debt costs and discounts and
    issue costs                                          287       308         76        40        106               420
                                                    --------  --------   --------  --------   --------         ---------
       Total earnings                                  8,193    11,045     17,901    28,943     48,719            26,468
                                                    --------  --------   --------  --------   --------         ---------
Fixed Charges and Preferred Stock Dividends
  Interest costs                                       3,721     3,346      2,459       467        662             2,289
  Interest portion of rental expense                     265       345        429       551        993               646
  Amortization of debt costs and discounts and
    issue costs                                          287       308         76        40        106               420
                                                    --------  --------   --------  --------   --------         ---------
       Total fixed charges                             4,273     3,999      2,964     1,058      1,761             3,355
  Preferred stock dividends                            5,513     3,094         --        --         --                --
                                                    --------  --------   --------  --------   --------         ---------
       Total combined fixed charges and
          preferred stock dividends                 $  9,786  $  7,093   $  2,964  $  1,058   $  1,761         $   3,355
                                                    --------  --------   --------  --------   --------         ---------

Ratio of earnings to fixed charges                      1.92      2.76       6.04     27.36      27.67              7.89

Ratio of earnings to combined fixed charges
   and preferred stock dividends (1)                      --      1.56       6.04     27.36      27.67              7.89

(1) The earnings for 1998 are inadequate to cover the combined fixed charges and preferred stock dividends. Fixed charges and preferred stock dividends exceeded earnings by $1,593,000.


                                                                                               YEAR ENDED
                        PRO FORMA (2)                                                            JUNE 30,
                                                                                                  2002
                                                                                              -----------
Earnings
  Income before extraordinary items and income taxes                                          $   66,481
  Share of distributed income of 50% owned joint ventures net of
    equity in net income                                                                          (1,827)
  Interest costs                                                                                  10,896
  Interest portion of rental expense                                                               2,843
  Amortization of debt costs and discounts and issue costs                                           106
                                                                                              ----------
       Total earnings                                                                             78,499
                                                                                              ----------
Fixed Charges
  Interest costs                                                                                  10,896
  Interest portion of rental expense                                                               2,843
  Amortization of debt costs and discounts and issue costs                                           106
                                                                                              ----------
       Total fixed charges                                                                        13,845
                                                                                              ----------

Ratio of earnings to fixed charges                                                                  5.67


(2) To give effect to the acquisitions of BioPartners in Care, Inc. on December 1, 2001 and the Specialty Pharmaceutical Services Division of Gentiva Health Services, Inc. on June 13, 2002, as if the acquisitions had occurred on July 1, 2001.